Exhibit 99.1
Talen Energy Announces Closing of $2.69 Billion Senior Notes Offerings

HOUSTON, October 27, 2025 — Talen Energy Corporation (“TEC,” “we” or “our”) (NASDAQ: TLN) announced today that Talen Energy Supply, LLC (“TES” or the “Company”), a direct wholly owned subsidiary of TEC, has completed its previously announced offerings of $1.40 billion in aggregate principal amount of 6.250% senior notes due 2034 (the “2034 Notes”) and $1.29 billion in aggregate principal amount of 6.500% senior notes due 2036 (the “2036 Notes” and together with the 2034 Notes, the “Notes”) in private offerings that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
The Company intends to use the net proceeds of these offerings, together with the net proceeds of a new $1.2 billion senior secured term loan B credit facility, to fund the previously announced acquisitions (each an “Acquisition” and collectively, the “Acquisitions”) of (i) the Freedom Energy Center, a 1,045 MW natural gas fired combined cycle generation plant located in Luzerne County, Pennsylvania (the “Freedom Acquisition”) and (ii) the Guernsey Power Station, a 1,836 MW natural gas fired combined cycle generation plant located in Guernsey County, Ohio (the “Guernsey Acquisition”). Each Acquisition is being made pursuant to a purchase and sale agreement (each a “Purchase Agreement” and collectively, the “Purchase Agreements”) each dated July 17, 2025, among Talen Generation, LLC, an indirect wholly owned subsidiary of TEC, and affiliates of Caithness Energy, L.L.C.
In the event that (i) one or both of the Acquisitions have not been completed on or prior to 11:59 p.m. (New York City time) on July 17, 2026 (or, to the extent such date is automatically extended pursuant to the terms of the applicable Purchase Agreement, to January 17, 2027) (such date, as extended if applicable, the “Outside Date”), or (ii) prior to 11:59 p.m. (New York City time) on the Outside Date, (a) we determine that one or both of the Acquisitions will not be consummated on or before the Outside Date or (b) one or both of the Purchase Agreements has been terminated (the earlier to occur of the events described in (i) or (ii), a “Triggering Event”), we will be obligated to redeem within 30 days after the Triggering Event: (1) in the case that the Triggering Event relates to the Freedom Acquisition, $625.0 million aggregate principal amount of the 2034 Notes and $575.0 million aggregate principal amount of the 2036 Notes, (2) in the case that the Triggering Event relates to the Guernsey Acquisition, $900.0 million aggregate principal amount of the 2034 Notes and $790.0 million aggregate principal amount of the 2036 Notes, and (3) in the case that the Triggering Event relates to both Acquisitions, all outstanding Notes. Any such redemption will be made at a price equal to 100% of the issue price of the redeemed Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
The Notes and related guarantees were offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. Persons in accordance with Regulation S under the Securities Act. The Notes and the related guarantees have not been and will not be registered under the Securities Act or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offerings of the Notes were made only by means of a confidential offering circular.
About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 10.3 gigawatts of power infrastructure in the United States, including 2.2 gigawatts of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with our generation fleet principally located in the Mid-Atlantic and Montana. Our team is committed to generating power safely and reliably delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to serve this growing industry, as artificial intelligence data centers increasingly demand more reliable, clean power. Talen is headquartered in Houston, Texas.
Investor Relations:
Sergio Castro
Vice President & Treasurer
InvestorRelations@talenenergy.com
Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecasts,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things, the proposed Acquisitions, the expected closing of the proposed transactions and the timing thereof, the financing of the proposed transactions, capital expenditures, earnings, litigation, regulatory matters, hedging, liquidity and capital resources, accounting matters, expectations, beliefs, plans, objectives, goals, strategies, future events or performance, shareholder returns and underlying assumptions. Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations and are subject to numerous factors that present considerable risks and uncertainties.
Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

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